Date: January 23, 2008                                                                                                                                                                        Media Contact:
Michael Kinney
    732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES 3-FOR-2 STOCK SPLIT
AND INCREASES QUARTERLY DIVIDEND
Annual meeting to highlight solid financial performance and environmental commitment

WALL, NJ – The board of directors of New Jersey Resources (NJR) announced today that it has approved a three-for-two stock split and a 5 percent increase to the regular quarterly dividend for the company’s common stock shareowners. The announcement will be made during NJR’s 57th Annual Shareowners Meeting being held today at Georgian Court University in Lakewood.

“We are pleased to reward shareowners for our performance and their continued confidence in our company,” said Laurence M. Downes, chairman and CEO of NJR. “Fiscal 2008 results to date reflect continued growth and reinforce our commitment to delivering consistent results year after year.”

Shareowners of record at the close of business on February 8, 2008 will receive one additional share of NJR stock for every two shares of common stock owned as of that date. The new shares resulting from the split will be distributed following the close of business on March 3, 2008. NJR will commence trading at its split-adjusted price on March 4, 2008. As a result of the stock split, the number of shares outstanding will increase to approximately 42 million. This is the third common stock split in the company’s 25 years of trading on the New York Stock Exchange.

The quarterly dividend will increase for the second time this year from its current level of $.40 to $.42, on a pre-split basis. The resulting new quarterly rate of $0.28, on a post-split basis, will be payable on April 1, 2008, to shareowners of record on March 14, 2008. NJR has increased its dividend in each of the past 13 years and has paid quarterly dividends continuously since its inception in 1952.

In other business, shareowners will be voting to approve the nomination of Nina Aversano, Jane M. Kenny, and David A. Trice, each for 3-year terms, to the NJR board of directors. Additionally, the ratification of the selection of Deloitte & Touche, LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2008 will be considered by shareowners.

In addition to the company’s financial highlights, the annual meeting will focus on various aspects of NJR’s environmental initiative, Conserve to Preserve®. This includes the purchase ofa renewable energy credit to offset emissions from the energy that will be used during today’s event. The credit will be provided by Sterling Planet, which provides renewable energy to offset emissions for all of NJR’s emissions through the Board of Public Utilities’ CleanPower Choice Program.

To promote the use of renewable energy and conservation, New Jersey Natural Gas (NJNG), NJR’s largest subsidiary, sponsored the “Kids in Conservation” poster contest. The winners, students from within the utility’s service territory, will be announced at the annual meeting. Onyeka Anyanso of Canfield Avenue School in Mine Hill, Madeline Malanga of Lloyd Road School in Aberdeen and Grace Springer of Ocean Road School in Point Pleasant will all be awarded laptops and earn a $1,000 contribution towards an energy conservation, tree planting or environmental beautification project at their schools.
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Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the company’s ability to obtain governmental approvals, property rights and/or financing for the construction, development and operation of its non-regulated energy investments, risks associated with the management of the company’s joint ventures and partnerships, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, customer conversions, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC). NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 478,000 customers in central and northern New Jersey.   Other majorNJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

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